Exhibit 10.1

[Insert Dealer Name]

[Insert Dealer Address]

DATE:	August [__________], 2026

TO:	Backblaze, Inc.

2261 Market Street STE 81006

San Francisco, CA 94114

Attention: Backblaze Legal

Email: [______]

FROM:	[Insert Dealer Name]

SUBJECT:	[Base][Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [Dealer] (“Dealer”) and Backblaze, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated August [19], 2026 (the “Offering Memorandum”) relating to the [__]% Convertible Senior Notes due 2031 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD [150,000,000] (as increased by [up to]1 an additional aggregate principal amount of USD [22,500,000] [if and to the extent that]2 [pursuant to the exercise by]3 the Initial Purchasers (as defined herein) [exercise]4[of]5 their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]6 dated August [24], 2026 between Counterparty and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]7[Indenture as executed]8. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date, any such amendment or supplement (other than any amendment or supplement (x) pursuant to Section 10.01(n) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of the Convertible Notes in the Offering Memorandum or (y) pursuant to Section 10.01(g) of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3 below) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

1 Include in the Base Call Option Confirmation.

2 Include in the Base Call Option Confirmation.

3 Include in the Additional Call Option Confirmation.

4 Include in the Base Call Option Confirmation.

5 Include in the Additional Call Option Confirmation.

6 Insert if Indenture is not completed at the time of the Confirmation.

7 Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.

8 Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.             This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of U.S. Dollars (“USD”) as the Termination Currency, (ii) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (iii) the modification that following the payment of the Premium on the Premium Payment Date, the condition precedent in Section 2(a)(iii) of the Agreement with respect to Events of Default or Potential Events of Default (other than an Event of Default or Potential Event of Default arising under Section 5(a)(ii), 5(a)(iv) or 5(a)(vii) of the Agreement) shall not apply to a payment or delivery owing by Dealer to Counterparty [, (iv) the election of an executed guarantee of [___________] (“Guarantor”) dated as of the Trade Date in customary form as a Credit Support Document, (v) the election of Guarantor as Credit Support Provider in relation to Dealer]9 and [(vi)][(iv)] the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of [Dealer’s][Dealer’s ultimate parent’s] shareholders’ equity as of the Trade Date; provided that (A) “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (B) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (C) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	August [__________], 2026

Effective Date:	The Premium Payment Date (it being understood, for the avoidance of doubt, that Section 9(u) of this Confirmation shall be effective as of the Trade Date).

Option Style:	“Modified American”, as described opposite the caption “Procedures for Exercise” below.

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The Class A common stock of Counterparty, USD 0.0001 par value per share (Exchange symbol “BLZE”).

Number of Options:	[_______][10]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised or deemed exercised by Counterparty. In no event will the Number of Options be less than zero.

9 To be included for Dealers without a long-term debt rating (to be ultimate parent if applicable).

10 For the Base Call Option Confirmation, this is equal to the number of Convertible Notes in principal amount of USD 1,000 initially issued on the closing date for the Convertible Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Convertible Notes in principal amount of USD 1,000.

Applicable Percentage:	[__][11]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and [______].[12]

Strike Price:	USD [______]

Cap Price:	USD [______]

Premium:	USD [______]

Premium Payment Date:	[__________], 2026

Exchange:	The Nasdaq Global Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.04(h) and Section 14.03 of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note (other than any conversion of Convertible Notes with a “Conversion Date” (as such term is defined in the Indenture) occurring prior to the Free Convertibility Date (any such conversion, an “Early Conversion”), which conversion shall be subject to the provisions set forth in Section 9(h)(i)), the date on which the “Holder” (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 14.12 of the Indenture.

Free Convertibility Date:	May 15, 2031

Expiration Time:	The Valuation Time

Expiration Date:	August 15, 2031, subject to earlier exercise.

Multiple Exercise:	Applicable, as described opposite the captions “Automatic Exercise” and “Automatic Exercise of Remaining Repayment Options After Free Convertibility Date” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Free Convertibility Date in respect of which a “Notice of Conversion” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting “Holder” (as such term is defined in the Indenture), a number of Options equal to [(i)] the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred[, minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated [__________], 2026 between Dealer and Counterparty (the “Base Call Option Confirmation”),][13] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

11 To be the relevant percentage for each Dealer.

12 Insert the initial Conversion Rate for the Convertible Notes.

Notwithstanding the foregoing, in no event shall the aggregate number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Automatic Exercise of Remaining

Repayment Options After Free

Convertibility Date:	Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date that it does not wish automatic exercise to occur with respect to any Remaining Repayment Options (as defined below), a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise” above) as of 9:00 a.m. (New York City time) on the Expiration Date and (b) the Remaining Repayment Options [minus the number of “Remaining Options” (as defined in the Base Call Option Confirmation)][14] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if (i) a number of Convertible Notes (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were outstanding under the Indenture and were converted with a “Conversion Date” (as defined in the Indenture) occurring on or after the Free Convertibility Date and (ii) the Notice of Final Settlement Method, if any, applied to such Convertible Notes; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. “Remaining Repayment Options” shall mean the excess of (I) the number of Options corresponding to the aggregate number of Convertible Notes (in denominations of USD 1,000 principal amount) that were subject to Repayment Events (as defined in Section 9(h)(ii) below) (other than Repayment Events that result directly from a “Fundamental Change” (as defined in the Indenture) or an “Optional Redemption” (as defined in the Indenture)) (“Repurchase Events”) during the term of the Transaction over (II) the aggregate number of Repayment Options (as defined below) that were terminated hereunder pursuant to Section 9(h)(ii) relating to Repurchase Events during the term of the Transaction [plus the aggregate number of “Repayment Options” (as defined in the Base Call Option Confirmation) terminated under the Base Call Option Confirmation relating to “Repurchase Events” (as defined therein) during the term of the “Transaction” under the Base Call Option Confirmation][15]. Counterparty shall notify Dealer in writing of the number of Remaining Repayment Options before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date.

13 Include for Additional Call Option Confirmation only.

14 Include in the Additional Call Option Confirmation.

15 Include in the Additional Call Option Confirmation.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or opposite the caption “Automatic Exercise” above, but subject to “Automatic Exercise of Remaining Repayment Options After Free Convertibility Date” above, in order to exercise any Options, Counterparty must notify Dealer in writing on or prior to 5:00 p.m. (New York City time) on the second Scheduled Valid Day immediately preceding the Expiration Date of the number of such Options; provided that, notwithstanding the foregoing, such notice (and the related exercise of Options hereunder) shall be effective if given after the applicable notice deadline specified above but prior to 5:00 p.m. (New York City time) on the fifth Exchange Business Day following such notice deadline, in which event the Calculation Agent shall have the right to adjust Dealer’s delivery obligation hereunder and the Settlement Date in good faith and in a commercially reasonable manner, with respect to the exercise of such Options, as appropriate to reflect the additional commercially reasonable costs and losses (limited to losses as a result of hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with its hedging activities as a result of its not having received such notice prior to such notice deadline (it being understood that the adjusted delivery obligation described in the preceding proviso can never be less than zero and can never require any payment by Counterparty); provided further that, if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate written notice (the “Notice of Final Settlement Method”) on or prior to 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options and (2) if the settlement method for the related Convertible Notes is not “Settlement in Shares” or “Settlement in Cash” (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to pay to “Holders” (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”). Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes. For the avoidance of doubt, if the relevant “Conversion Date” (as such term is defined in the Indenture) for any Convertible Notes occurs prior to the Free Convertibility Date, no Options shall be subject to exercise in connection with such Early Conversion, and such conversion shall be subject to the provisions set forth in Section 9(h)(i).

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected (or is deemed to have elected) to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount less than USD 1,000 or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii)       if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)       if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option, divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)       an amount of cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount, minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)       a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero; provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option, multiplied by the Applicable Limit Price on the Settlement Date for such Option exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that, in no event shall the Cash Settlement Amount exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, minus (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the “Holder” (as defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the “Holder” (as defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note, multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000. Counterparty shall notify Dealer (which notice may, for the avoidance of doubt, be by e-mail) of such amount of cash, if any, and number of Shares, if any, prior to the Settlement Date.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page BLZE <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BLZE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Exchange until the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option, the 30 consecutive Valid Days commencing on, and including, the 31st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the last Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each such term as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to “Holders” (as defined in the Indenture) of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which “Holders” (as such term is defined in the Indenture) of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of the first paragraph of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent acting in a commercially reasonable manner shall make an adjustment corresponding to the adjustment to be made pursuant to the Indenture to any one or more of the Strike Price, Number of Options, Option Entitlement, Relevant Price or other applicable price with respect to the Shares and/or composition of the “Shares” hereunder.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent, acting in good faith and a commercially reasonable manner, disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine an adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement, Relevant Price or other applicable price with respect to the Shares and/or composition of the “Shares” hereunder in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related “Conversion Date” (as such term is defined in the Indenture), then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event in a commercially reasonable manner;

(ii)	in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii)	if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Share Exchange Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequences of Merger Events/

Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer that is required under the terms of the Indenture to result in an adjustment to the terms of the Convertible Notes, the Calculation Agent shall make a corresponding adjustment to any one or more of the nature of the Shares, Strike Price, Number of Options and Option Entitlement, in each case, to the extent an analogous adjustment would be made pursuant to the Indenture in connection with such Merger Event or Tender Offer, or to the definitions of “Exchange”, “Relevant Price” and “Settlement Averaging Period” in this Confirmation and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided that any such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to any Excluded Provision. Notwithstanding the foregoing, if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation or will not be either (A) the Issuer following such Merger Event or Tender Offer or (B) a wholly owned subsidiary of the Issuer (1) that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia, (2) whose obligations under the Transaction are fully and unconditionally guaranteed by the Issuer, (3) with respect to which the Calculation Agent determines that treating such wholly owned subsidiary as the Counterparty will not have a material adverse effect on Dealer’s rights or obligations hereunder, Dealer’s hedging activities, or the costs or expenses of engaging in any of the foregoing and (4) with respect to which Dealer determines, in its reasonable discretion, that treating such wholly owned subsidiary as the Counterparty will be in compliance with applicable legal, regulatory or self-regulatory requirements, and with related policies and procedures, applicable to Dealer, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole reasonable election; provided that Dealer shall use good faith efforts to consult with Counterparty on a non-binding basis prior to canceling the Transaction pursuant to this sentence (it being understood that Dealer may condition such consultation on Counterparty making the representation in Section 8(f) hereof in writing as of the relevant date and Dealer shall not be obligated to consult with Counterparty if such consultation would have an adverse impact on Dealer under the Transaction) unless Dealer reasonably determines that it is impracticable or inappropriate to preserve the Transaction. For the avoidance of doubt, the foregoing provisions will apply regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (w) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the words “whether within a commercially reasonable period of time (as determined by the Calculation Agent) prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly to account for such economic effect in a commercially reasonable manner) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by Issuer, any affiliate or agent of Issuer, any Valid Third Party Entity or any agent or affiliate of a Valid Third Party Entity (each, a “Relevant Entity”) of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by a Relevant Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement by a Relevant Entity relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event” and Section 9(w), (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions.

Valid Third Party Entity:	In respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute),” (ii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “its Hedge Positions”, (iii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by immediately following the word “Transaction”, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (iv) adding the words “provided that, in the case of clause (Y) hereof where such determination is based on Dealer’s policies and procedures, such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner” after the semicolon in the last line thereof.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

	(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following language at the end of such Section:

“, provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

	(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer or an affiliate of Dealer; provided that all calculations and determinations by the Hedging Party shall be made in good faith and in a commercially reasonable manner; provided further that nothing herein shall limit or alter, or be deemed to limit or alter, the ability of Dealer or an affiliate of Dealer (whether acting as Dealer, the Hedging Party, the Determining Party or the Calculation Agent) to hedge its obligations under the Transaction in a manner it deems appropriate, as determined by Dealer or an affiliate of Dealer in its sole discretion. The Hedging Party agrees that it will comply with the provisions set forth in the second paragraph under “Calculation Agent” below in respect of any calculation or determination it makes as Hedging Party.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. Dealer agrees that it will comply with the provisions set forth in the second paragraph under “Calculation Agent” in Section 4 below in respect of any calculation, adjustment or determination it makes as Determining Party.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. All calculations, adjustments and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Following any calculation, adjustment or determination by the Calculation Agent or Determining Party hereunder, upon a written request by Counterparty (which may be by e-mail), the Calculation Agent or Determining Party, as the case may be, shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, adjustment or determination (including any quotations, market data, information from internal or external sources or assumptions used in making such calculation, adjustment or determination), it being understood that neither the Calculation Agent nor Determining Party shall be obligated to disclose any confidential or proprietary models or other information that is confidential, proprietary or subject to contractual, legal or regulatory obligations to not disclose such information.

5.	Account Details.

(a)	Account for payments to Counterparty: To Be Advised.

Account for delivery of Shares to Counterparty: To Be Advised.

(b)	Account for payments to Dealer (or as otherwise provided by or on behalf of Dealer):

Bank:	[____]
SWIFT:	[____]
Bank Routing:	[____]
Acct Name:	[____]
Acct No.:	[____]

Account for delivery of Shares from Dealer: To Be Advised.

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [____]

[____]
[____]
[____]

7.	Notices.

(a)	Address for notices or communications to Counterparty:

To:	Backblaze, Inc.

2261 Market Street STE 81006

San Francisco, CA 94114

Attention:	Backblaze Legal
Email:	[______]

With a copy to:

Attention:	[______]
Email:	[______]

Attention:	[______]
Email:	[______]

(b)	Address for notices or communications to Dealer:

[__________]

8.	Representations and Warranties of Counterparty.

Counterparty hereby represents and warrants to Dealer that, as of the date hereof, each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of August [19], 2026 between Counterparty and [______], as representative of the initial purchasers (the “Initial Purchasers”) party thereto, is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	(i) Counterparty has the corporate power to execute, deliver and perform its obligations under this Confirmation; (ii) this Confirmation has been duly authorized, executed and delivered by Counterparty; and (iii) this Confirmation constitutes Counterparty’s valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally, either under state or federal law, (B) general principles of equity and (C) the qualification that broadly worded waivers, waivers of rights to damages, offsets or defenses, indemnification, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

(b)	In lieu of the representation set forth in Section 3(a)(iii) of the Agreement, the execution and delivery by Counterparty of this Confirmation and the performance of Counterparty’s obligations hereunder (i) will not violate the Restated Certificate of Incorporation of Counterparty or the Amended and Restated Bylaws of Counterparty, (ii) will not violate any provision of any Covered Laws (other than federal or state securities, commodities or “blue sky” laws, including the antifraud provisions thereof), (iii) will not result in a breach or violation of, or constitute a default under, any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K filed on March 10, 2026 (for the year ended December 31, 2025) and to Counterparty’s subsequent Quarterly Reports on Form 10-Q, and (iv) will not conflict with or result in a breach or violation of any order, writ, injunction or decree of any court or governmental authority or agency. “Covered Laws” means the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

(c)	Under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by Counterparty in connection with the execution and delivery of this Confirmation or the performance by Counterparty of its obligations hereunder, except (i) such as have been obtained or made prior to the date hereof or (ii) such as may be required under federal or state securities laws.

(d)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”), other than a person that is an eligible contract participant under Section 1a(18)(C) of the CEA).

(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)	Counterparty is not aware of any state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares that would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(i)	The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(j)	On and immediately after each of the Trade Date and the Premium Payment Date, (A) Counterparty will not be insolvent or rendered insolvent, left with unreasonably small capital or intend to incur debts beyond its ability to pay its debts as they mature, as these concepts are used in Section 548(a)(1)(B) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (B) Counterparty would be able to purchase the Number of Shares in compliance with Section 160 of the General Corporation Law of the State of Delaware.

(k)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (or any successor issue statements) or any other accounting guidance.

(l)	Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system. Accordingly, Counterparty represents and warrants that it has not applied, and throughout the term of the Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law, including the Cares Act and the Federal Reserve Act, as amended, and (b) requires, as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution (collectively, “Restricted Financial Assistance”); provided, that Counterparty may apply for Restricted Financial Assistance if Counterparty either (a) determines, based on the advice of outside counsel of national standing, that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence of a waiver or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with attributes of the Transaction in all relevant respects). Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program,” that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

9.	Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Sections 8(a), 8(b)(i)-(iii), 8(c) and 8(d) of this Confirmation, subject to customary assumptions, qualifications and exceptions. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__][16] million (in the case of the first such notice) or (ii) thereafter more than [__][17] million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, with respect to any repurchase of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act (as defined below), Counterparty may elect to satisfy such requirement by giving Dealer written notice of entry into such plan on the date of such entry, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 9(b)), in each case so long as such written notice shall not contain any material non-public information with respect to the Issuer or the Shares. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from commercially reasonable hedging activities or cessation of commercially reasonable hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable out-of-pocket attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable out-of-pocket legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or would have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

16 To be the number of Shares outstanding that would cause Dealer’s current position in the shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by 0.5%. To be determined with respect to Dealer with greatest number of underlying Shares.

17 To be the number of Shares that, if repurchased, would cause Dealer’s current position in the shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be determined with respect to Dealer with greatest number of underlying Shares.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(l) or 9(m) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a “United States person” (as defined in Section 7701(a)(30) of the Code);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the commercially reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer or assignment (including, for the avoidance of doubt, after giving effect to any indemnity or other contractual obligation from the transferee or assignee to Dealer provided in connection with such transfer or assignment), be required to (i) pay or deliver to the transferee or assignee on any payment date or delivery date an amount or a number of Shares under Section 2(d)(i)(4) of the Agreement greater than an amount or a number of Shares that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment (except to the extent that the greater amount or number of Shares is due to a Change in Tax Law after the date of such transfer or assignment) or (ii) receive from the transferee or assignee on any payment date an amount, after taking into account amounts payable under Section 2(d)(i)(4) of the Agreement as well as any applicable withholding, that would be less than the amount, if any, that Dealer would have received from Counterparty in the absence of such transfer or assignment (except to the extent that the lesser amount is due to a Change in Tax Law after the date of such transfer or assignment);

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation (including a duly executed and completed U.S. Internal Revenue Service Form W-9 (or applicable successor form)) as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer or assignment; and

(G)	Counterparty shall be responsible for reasonable out-of-pocket costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent (but with prompt subsequent (but in no event more than two Exchange Business Days’) written notice to Counterparty), to any affiliate of Dealer (1) that has a long-term issuer rating or a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than the lesser of (a) Dealer’s long-term issuer rating or the rating for Dealer’s long-term, unsecured and unsubordinated indebtedness at the time of such transfer or assignment and (b) A- by S&P Global Ratings, a division of S&P Global Inc., or its successor (“S&P”), or A3 by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such issuer or such indebtedness, as the case may be, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer (or its ultimate parent), or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed), to any other third party with a long-term issuer rating or a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) Dealer’s long-term issuer rating or the rating for Dealer’s long-term, unsecured and unsubordinated indebtedness at the time of such transfer or assignment and (2) A- by S&P or A3 by Moody’s or, if either S&P or Moody’s ceases to rate such issuer or such indebtedness, as the case may be, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that (x) Dealer and such affiliate or third party, as the case may be, both qualify as “dealers in securities” within the meaning of Section 475(c)(1) of the Code or such transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code, (y) Counterparty will not, as a result of any transfer or assignment (including, for the avoidance of doubt, after giving effect to any indemnity or other contractual obligation from the transferee or assignee to Counterparty provided in connection with such transfer or assignment), be required to (I) pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment (except to the extent that the greater amount is due to a Change in Tax Law after the date of such transfer or assignment) or (II) receive from the transferee or assignee on any payment date an amount or number of Shares, after taking into account amounts payable or deliverable under Section 2(d)(i)(4) of the Agreement as well as any applicable withholding, that would be less than the amount or a number of Shares, if any, that Counterparty would have received from Dealer in the absence of such transfer or assignment (except to the extent that the lesser amount or number of Shares is due to a Change in Tax Law after the date of such transfer or assignment), and (z) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation (including a duly executed and completed U.S. Internal Revenue Service Form W-9 or applicable Form W-8 (or applicable successor form)) as may be reasonably requested by Counterparty to permit Counterparty to determine that the result described in clauses (x) and (y) will not occur upon or after such transfer or assignment. Dealer shall notify Counterparty of any transfer or assignment pursuant to the foregoing sentence promptly following such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5% or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer and each “group” of which Dealer is a member or may be deemed a member, in each case, under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder, directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, but excluding reporting obligations arising under Section 13 of the Exchange Act as in effect on the Trade Date, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	the Settlement Method terms will apply on each Staggered Settlement Date, except that the cash and/or Shares due upon settlement will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Role of Agent. [Insert relevant Dealer agency or communications language, if any.] Any performance by Counterparty of its obligations (including notice obligations) through or by means of [DEALER AGENT’s] agency for Dealer shall constitute good performance of Counterparty’s obligations to Dealer.][Reserved.]

(h)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a “Notice of Conversion” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting “Holder” (as such term is defined in the Indenture):

(A)	Counterparty shall, within five Scheduled Trading Days of the “Conversion Date” (as such term is defined in the Indenture) for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such “Conversion Date” (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i); provided that any such Early Conversion Notice shall contain a written acknowledgement by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of such Early Conversion Notice[; provided further that any “Early Conversion Notice” as defined in, and delivered to Dealer pursuant to, the Base Call Option Confirmation shall be deemed to be an Early Conversion Notice pursuant to this Confirmation and the terms of such “Early Conversion Notice” shall apply, mutatis mutandis, to this Confirmation][18];

(B)	upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Trading Day following the “Conversion Date” (as such term is defined in the Indenture) for such Early Conversion) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Convertible Notes (and for the purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Call Option Confirmation will be among the Affected Number of Options hereunder or under, and as defined in, the Base Call Option Confirmation, such Affected Convertible Notes shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)][19] and (y) the Number of Options as of the “Conversion Date” (as such term is defined in the Indenture) for such Early Conversion;

(C)	any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note (including any cash payable pursuant to Section 14.03 of the Indenture) and (ii) the number of Shares delivered (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note (including any Shares deliverable pursuant to Section 14.03 of the Indenture), multiplied by the Applicable Limit Price on the date of delivery of such number of Shares upon settlement of the conversion of the relevant Affected Convertible Note (the “Conversion Settlement Date”), minus (y) the Synthetic Instrument Adjusted Issue Price per Affected Convertible Note, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. “Synthetic Instrument Adjusted Issue Price” shall mean the amount determined by the Calculation Agent by reference to the table set forth below (the “Synthetic Instrument AIP Table”) based on the Conversion Settlement Date (the “Unwind Date”). If the relevant Unwind Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the table below using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Unwind Dates immediately preceding and immediately following the relevant Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(k) of this Confirmation.

18 Include in Additional Call Option Confirmation only.

19 Include in Additional Call Option Confirmation only.

Unwind Date	Synthetic Instrument Adjusted Issue Price
August [24], 2026	USD [_______]
February 15, 2027	USD [_______]
August 15, 2027	USD [_______]
February 15, 2028	USD [_______]
August 15, 2028	USD [_______]
February 15, 2029	USD [_______]
August 15, 2029	USD [_______]
February 15, 2030	USD [_______]
August 15, 2030	USD [_______]
February 15, 2031	USD [_______]
August 15, 2031	USD 1,000.00

(D)	Counterparty shall notify Dealer (which notice may, for the avoidance of doubt, be by e-mail) of the amount of cash, if any, paid to the “Holder” (as such term is defined in the Indenture), the number of Shares, if any, delivered to the “Holder” (as such term is defined in the Indenture) and the applicable Conversion Settlement Date, in each case as described in clause (3) of the foregoing Section 9(h)(i)(C), prior to the relevant Early Termination Date;

(E)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the “Conversion Rate” (as defined in the Indenture) have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

(F)	the Transaction shall remain in full force and effect, except that, as of the “Conversion Date” (as such term is defined in the Indenture) for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(ii)	Within five Scheduled Trading Days following any Repayment Event (as defined below), Counterparty (x) in the case of a Repayment Event resulting from the repurchase of any Convertible Notes by Counterparty (1) upon the occurrence of a “Fundamental Change” (as defined in the Indenture), or (2) in connection with an “Optional Redemption” (as defined in the Indenture), shall notify Dealer in writing of such Repayment Event and (y) in the case of a Repayment Event not described in clause (x) above, may notify Dealer of such Repayment Event, in each case, including the aggregate principal amount of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that (I) no such Repayment Notice described in clause (x)(2) or (y) above shall be effective unless it contains the representation by Counterparty set forth in Section 8(f) as of the date of such Repayment Notice and (II) no such Repayment Notice delivered pursuant to this Section 9(h)(ii) shall be effective unless it contains a written acknowledgement by Counterparty of Counterparty’s responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of such Repayment Notice[; provided further that any “Repayment Notice” as defined in, and delivered to Dealer pursuant to, the Base Call Option Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such “Repayment Notice” shall apply, mutatis mutandis, to this Confirmation][20]. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 9(h)(ii). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) [(x)][21] the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, [minus (y) the number of “Repayment Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes (and for the purposes of determining whether any Options under this Confirmation or under, and as defined in, the Base Call Option Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Convertible Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)][22] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that, in the event of a Repayment Event resulting from a “Fundamental Change” (as defined in the Indenture) or in connection with an “Optional Redemption” (as defined in the Indenture), the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess of (I) the amount paid by Counterparty per Convertible Note in connection with such Repayment Event pursuant to the relevant sections of the Indenture over (II) the Synthetic Instrument Adjusted Issue Price per Convertible Note determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table based on the date of the Repayment Event (the “Repayment Unwind Date”) as if such Repayment Unwind Date were the Unwind Date. If the Repayment Unwind Date is not listed in the Synthetic Instrument AIP Table, the amount in clause (II) of the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table, using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices per Convertible Note for the dates immediately preceding and immediately following the Repayment Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(k) of this Confirmation. “Repayment Event” means that (i) any Convertible Notes are repurchased (whether in connection with or as a result of a fundamental change, howsoever defined, or for any other reason) or redeemed by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (for any reason other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to the following Section 9(h)(iii)), or (iv) any Convertible Notes are exchanged by or for the benefit of the “Holders” (as defined in the Indenture) thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes (whether into cash, Shares, “Reference Property” (as defined in the Indenture) or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repayment Event.

20 Insert for Additional Call Option Confirmation.

21 Insert for Additional Call Option Confirmation.

22 Insert for Additional Call Option Confirmation.

(iii)	Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture and such event of default results in the Convertible Notes becoming or being declared due and payable pursuant to the terms of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(i)	Amendments to Equity Definitions.

(i)	Section 11.2(e)(v) of the Equity Definitions is hereby amended by adding the phrase “, provided that, notwithstanding this Section 11.2(e)(v), the parties hereto agree that, with respect to the Transaction, the following repurchases of Shares by the Issuer or any of its subsidiaries shall not be considered Potential Adjustment Events: any repurchases of Shares in open-market transactions at prevailing market prices or privately negotiated accelerated Share repurchase (or similar) transactions that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares, in each case, to the extent that, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all transactions described in this proviso would not exceed 20% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent” at the end of such Section.

(ii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for the Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to the Issuer’s own operations.”

(iii)	(1) Section 12.1(d) of the Equity Definitions is hereby amended by (x) replacing “10%” with “20%” and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares” and (2) Section 12.1(e) of the Equity Definitions is hereby amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

(iv)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor: “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer;”.

(v)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(j)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by either party against any other obligations of the parties, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(j), in the event of bankruptcy or liquidation of either party, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) and Section 6(e) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and Section 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Sections 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if all of the Shares have changed into cash or any other property or the right to receive solely cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(l)	Registration. Counterparty hereby agrees that if, in the good faith, reasonable judgment of Dealer based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act of 1933, as amended (the “Securities Act”), Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering as is customary for registered secondary offerings of substantially similar size, (B) acting in good faith, use its commercially reasonable efforts to provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of substantially similar size by similar issuers, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent in good faith and in a commercially reasonable manner shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(m)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration actually received by holders upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder (x) if Dealer reasonably determines that such action is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (y) if Dealer reasonably determines, based on advice of counsel, that such action is reasonably necessary or appropriate to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory organization requirements, or with related policies and procedures applicable to Dealer; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 60 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(p)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(r)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(s)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(t)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(u)	Early Unwind. In the event the sale of the [“Initial Securities”][23][“Option Securities”][24] (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer the opinion of counsel required pursuant to Section 9(a), in each case, by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

23 Include in Base Call Option Confirmation only.

24 Include in Additional Call Option Confirmation only.

(v)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w)	Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for purposes of this Section 9(w), the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(i)(i), (ii) and (iii) and by the definition of “Announcement Event” set forth in Section 3), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions (as amended by Section 9(i)(i), (ii) and (iii) and by the definition of “Announcement Event” set forth in Section 3), the Calculation Agent shall, acting in good faith and in a commercially reasonable manner, adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such event, without duplication of any other adjustment hereunder or under the Agreement or the Equity Definitions in respect of such event; provided that in no event shall the Cap Price be less than the Strike Price. For purposes of this Section 9(w), the term “Extraordinary Dividend” means any cash dividend on the Shares.

(x)	[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(y)	Risk Disclosure Statement. Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.][25]

(z)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(aa)	Tax Matters.

(i)	Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than any amounts payable hereunder that are considered to be interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

25 Include for relevant Dealers.

(ii)	Payee Tax Representations:

(A)	For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation and a “U.S. person” (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

[Insert Dealer tax rep provided by Dealer.]

(iii)	Tax Documentation. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed U.S. Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty [one duly executed and completed U.S. Internal Revenue Service Form [W-9][insert applicable W-8][insert other applicable Dealer tax form] (or successor thereto)]. Such forms or documents shall be delivered (i) on or before the date of execution of this Confirmation, (ii) upon Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect and (iii) upon reasonable request of the other party.

(iv)	Withholding Tax Imposed on Payments to Non-U.S. Counterparties under the United States Foreign Account Tax Compliance provisions of the HIRE Act. “Tax” as used in Section 9(aa)(i) above (Payer Tax Representations) and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(bb)	Section 871(m) Protocol. “Tax” as used in Section 9(aa)(i) above (Payer Tax Representations) and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(cc)	Hedging Adjustment. For the avoidance of doubt, whenever Dealer, the Determining Party or the Calculation Agent makes an adjustment or calculation, or the Determining Party or the Calculation Agent makes a determination, in each case, permitted or required to be made pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of any event (other than an adjustment, calculation or determination made by reference to the Indenture), the Calculation Agent, the Determining Party or Dealer, as the case may be, shall make such adjustment, calculation or determination in a commercially reasonable manner and by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

(dd)	Electronic Signatures. Delivery of an executed signature page by facsimile or electronic transmission (e.g., “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

(ee)	[Insert Dealer boilerplate, including applicable resolution stay protocol language, provided by Dealer.]

[Signature Pages Follow]

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer the fully-executed Confirmation.

Very truly yours,

[DEALER]

By:
Name:
Title:

[By:
Name:
Title: ]

[[_______]
as Agent

By:
Name:
Title:

[By:
Name:
Title: ]]

[Signature Page to [Base][Additional] Capped Call Confirmation]

Accepted and confirmed
as of the Trade Date:

BACKBLAZE, INC.

By:
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation]